Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

SECOND QUARTER RESULTS

•                  Company reaches settlement with insurance carriers for Hurricane Katrina

•                  Company continues to cut costs, realign corporate structure to integrate two-brand strategy

•                  Strategic plan showing clear signs of operational progress in uncertain economic market

SAINT LOUIS, MO – December 2, 2008 – Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the second quarter of fiscal year 2009 ended October 26, 2008 and other Company-related news.

CONSOLIDATED RESULTS

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Six Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
Net revenues	$254.1	$278.8	$536.4	$557.4
Net (loss)	(13.5)	(24.6)	(17.1)	(31.8)
Net Loss per share	(0.43)	(0.80)	(0.55)	(1.04)
EBITDA(1)	35.7	35.5	87.1	82.2

Significant items impacting EBITDA and the net loss during the three and six months ended October 26, 2008 and October 28, 2007 are as follows:

	Three Months Ended		Six Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
Items impacting EBITDA and Net Loss:
Write-offs and other charges	$—	$(6.5)	$(6.0)	$(6.5)
Pre-opening	—	(0.3)	—	(6.5)
Development	(0.1)	(0.8)	(0.2)	(2.3)
Minority interest	—	(2.0)	—	(4.0)
Additional item impacting Net Loss:
Loss on early extinguishment of debt	—	(11.5)	—	(13.7)

In making the announcement, James B. Perry, the Company’s executive vice chairman and chief executive officer, said, “Despite the overall economic uncertainty that has had a profound impact on consumer spending across the country, I believe that our company has done an effective job of improving our operations while coping with the first overall declining gaming market that I have experienced in my thirty year career. We are doing everything prudently possible to partially compensate for declining revenues.  Overall, we are optimistic that we are implementing the right measures to have a meaningful positive impact on our operations which we believe will provide a platform for improved results when the economy improves.

“Consistent with industry trends, we experienced pronounced revenue declines in August and September, but slightly recovered in October. Our primary focus continues to be improving our operations, our balance sheet and protecting our capital structure.

“From the capital structure standpoint we’re pleased to announce that we have recently reached an agreement with our insurance carriers to settle our Hurricane Katrina claim and expect to receive approximately $95 million by the end of December. While the settlement provides us with a significant liquidity cushion for the next twelve months, in light of the current economic uncertainty, the state of the capital markets, and our financial position we will not undertake any new significant capital projects, including any further work in Biloxi, until we have seen sustained signs of economic improvement.”

Second Quarter Highlights

During the quarter, net revenues decreased $24.7 million, or 8.9%, compared to the second quarter of fiscal 2008, to $254.1 million. EBITDA increased by $0.2 million, to $35.7 million.  The Company’s net loss for the quarter improved to ($13.5) million, or ($0.43) per share, compared to ($24.6) million, or ($0.80) per share, for the same period of the prior fiscal year.

Included in EBITDA for the quarter ended October 28, 2007 is $6.5 million in write-offs and other charges related to abandoned development projects, $0.3 million in pre-opening costs, $0.8 million in development costs and $2.0 million in minority interest charges related to the previous minority interest in the Company’s Colorado operations.  Before consideration of these items, EBITDA for the second quarter of fiscal 2008 was $45.2 million.  These items had a combined impact on earnings per share of ($0.25) during the second quarter of fiscal 2008.

Property EBITDA during the quarter ended October 26, 2008 was $48.8 million compared to Property EBITDA of $57.2 million for the quarter ended October 28, 2007 before consideration of the previously mentioned charges.

In commenting on the results, Virginia McDowell, the Company’s president and chief operating officer, remarked, “We continue to focus on the key operating initiatives that we have implemented to enhance the customer experience and improve financial results across the company.  We know through steadily improving See. Say. Smile. scores and customer research that our customer courtesy initiatives are proving successful and our customers are reacting positively to our operating and physical changes.

“Second quarter EBITDA was negatively impacted by the slowing economic environment and the impact on our Lake Charles, Biloxi and Natchez properties caused by hurricanes Gustav and Ike.  We estimate the combined impact of the hurricanes to be at least $3.5 million in EBITDA in the second quarter.  In addition, the smoking ban in Colorado, and an extremely unlevel playing field in terms of taxes and the nearby competitive landscape in Pompano continue to negatively impact operating results.  We have also been operating without one of our hotels in Lula, Mississippi since October 2007, which has negatively impacted business, however, we look forward to re-opening the refurbished hotel in December, which will provide an important amenity for our overnight guests and provide the property with much needed weekend hotel capacity.

“On the positive front, our operations in Iowa and Missouri have held up relatively well in these uncertain economic conditions and we have been able to significantly reduce the losses in our international operations.”

Corporate and Other Expenses

Corporate expense during the second quarter of fiscal 2009 increased to $13.2 million from $12.9 million during the comparable quarter in fiscal 2008.  The increase is primarily due to stock compensation expenses related to the Company’s recent tender offer pertaining to the exchange of certain employee stock options for cash and restricted stock.

Total consolidated stock compensation expense, including corporate and properties, was $3.8 million for the second quarter of fiscal 2009 compared to $2.9 million for the second quarter of fiscal 2008.  For the six months ended October 26, 2008 stock compensation expense was $6.5 million compared to $3.8 million for the six months ended October 28, 2007.

A loss from early extinguishment of debt was recognized during the quarter ended October 28, 2007, relating to a previously outstanding bond issue with proceeds from the refinancing of our Senior Credit Facility.

Capital Structure and Capital Expenditures Update

The Company announced that it recently reached a final settlement with its insurance carriers relating to Hurricane Katrina.  The settlement calls for the Company to receive approximately $95 million in cash before the end of the calendar year.  In addition, the Company will record a pretax gain of approximately $90 million in its fiscal third quarter relating to this settlement.

As of October 26, 2008, the Company had $85.5 million cash and cash equivalents and total debt of $1.5 billion.  Total borrowing capacity at the end of the quarter was approximately 100.0 million.

Capital expenditures for the three months ended October 26, 2008, totaled $23.0 million of which, approximately $11.5 million related to project capital expenditures.  For the six months ended October 26, 2008, capital expenditures were approximately $31.0 million, of which approximately $14.0 million was related to project capital.

Capital expenditures for the last two quarters of the year are expected to be between $30 and $40 million, of which approximately $10 to $15 million is expected to be project capital, primarily attributable to completing room renovations in Lula and Lake Charles and completion of the rebranding efforts in Caruthersville and Marquette.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Tuesday, December 2, 2008, at 10:00 am central time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing (800) 299-0148.  Other international callers can access the conference call by dialing (617) 801-9711.  The conference call reference number is 86106121.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
Revenues:
Casino	$255,655	$278,282	$536,656	$555,516
Rooms	12,774	13,080	26,480	26,921
Pari-mutuel commissions and fees	3,123	3,838	7,396	8,414
Food, beverage and other	30,682	33,603	63,722	67,671
Gross revenues	302,234	328,803	634,254	658,522
Less promotional allowances	48,094	49,965	97,809	101,151
Net revenues	254,140	278,838	536,445	557,371
Operating expenses:
Casino	39,677	41,330	80,103	80,693
Gaming taxes	63,722	71,965	134,867	141,037
Rooms	3,193	3,164	6,582	6,345
Pari-mutuel	2,929	3,172	6,115	6,844
Food, beverage and other	10,274	11,400	21,592	23,029
Marine and facilities	17,388	16,781	34,293	33,271
Marketing and administrative	68,049	73,683	136,301	142,999
Corporate and development	13,225	12,919	23,531	23,993
Write-offs and other charges	—	6,526	6,000	6,526
Pre-opening	—	324	—	6,457
Depreciation and amortization	32,268	35,270	65,007	65,827
Total operating expenses	250,725	276,534	514,391	537,021
Operating income	3,415	2,304	22,054	20,350
Interest expense	(24,837)	(29,176)	(49,493)	(54,990)
Interest income	499	1,140	1,056	2,234
Loss on early extinguishment of debt	—	(11,468)	—	(13,660)

Income (loss) before income taxes and minority interest	(20,923)	(37,200)	(26,383)	(46,066)
Income tax (provision) benefit	7,423	14,611	9,257	18,289
Minority interest	—	(2,046)	—	(3,973)
Net income (loss)	$(13,500)	$(24,635)	$(17,126)	$(31,750)

Earnings (loss) per common share-basic:
Net income (loss)	$(0.43)	$(0.80)	$(0.55)	$(1.04)

Earnings (loss) per common share-diluted:
Net income (loss)	$(0.43)	$(0.80)	$(0.55)	$(1.04)

Weighted average basic shares	31,171,903	30,726,768	31,019,289	30,558,957
Weighted average diluted shares	31,171,903	30,726,768	31,019,289	30,558,957

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(unaudited)
	October 26,	April 27,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$85,497	$91,790
Marketable securities	19,227	18,533
Accounts receivable, net	9,093	12,195
Insurance receivable, net	3,928	7,689
Income tax receivable	37,539	28,663
Deferred income taxes	12,606	12,606
Prepaid expenses and other assets	35,797	27,905
Total current assets	203,687	199,381
Property and equipment, net	1,287,098	1,328,986
Other assets:
Goodwill	307,649	307,649
Other intangible assets, net	88,676	89,252
Deferred financing costs, net	12,098	13,381
Restricted cash	2,774	4,802
Prepaid deposits and other	21,629	22,948
Deferred income taxes	8,910	7,767
Total assets	$1,932,521	$1,974,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$9,225	$9,698
Accounts payable	23,095	29,283
Accrued liabilities:
Interest	9,665	8,580
Payroll and related	46,925	47,618
Property and other taxes	34,676	30,137
Other	58,064	58,121
Total current liabilities	181,650	183,437
Long-term debt, less current maturities	1,476,081	1,497,591
Other accrued liabilities	51,062	52,821
Other long-term liabilities	50,423	52,305
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; shares issued:
36,104,924 at October 26, 2008 and 35,229,006 at April 27, 2008	361	353
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	193,936	188,036
Retained earnings	41,127	58,253
Accumulated other comprehensive income (loss)	(9,720)	(5,601)
	225,704	241,041
Treasury stock, 4,340,476 shares at October 26, 2008 and 4,372,073 shares at April 27, 2008	(52,399)	(53,029)
Total stockholders’ equity	173,305	188,012
Total liabilities and stockholders’ equity	$1,932,521	$1,974,166

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007

Mississippi
Biloxi	$19,112	$21,019	$43,455	$47,772
Natchez	8,511	8,766	17,096	18,420
Lula	15,945	18,549	34,346	38,065
Mississippi Total	43,568	48,334	94,897	104,257

Louisiana
Lakes Charles	32,928	37,502	74,102	80,503

Missouri
Kansas City	17,360	18,766	35,571	38,476
Boonville	18,610	20,403	38,845	41,069
Caruthersville (2)	7,331	7,459	15,146	11,839
Missouri Total	43,301	46,628	89,562	91,384

Iowa
Bettendorf	23,154	23,133	49,281	46,580
Davenport	13,357	13,068	23,942	26,677
Marquette	8,327	8,875	16,814	18,372
Waterloo (2)	20,267	18,955	39,866	27,069
Iowa Total	65,105	64,031	129,903	118,698

Colorado
Black Hawk/Colorado Central Station	31,423	39,309	64,612	78,529

Florida
Pompano (2)	31,117	36,396	68,020	70,593

International
Blue Chip	1,840	2,078	3,903	4,555
Coventry (2)	2,723	1,576	5,570	1,976
Our Lucaya	2,072	2,879	5,645	6,709
International Total	6,635	6,533	15,118	13,240

Other	63	105	231	167

	$254,140	$278,838	$536,445	$557,371

Isle of Capri Casinos, Inc.

Supplemental Data - EBITDA

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007

Mississippi
Biloxi	$1,333	$2,967	$6,245	$9,260
Natchez	2,729	2,547	5,707	5,571
Lula	3,526	4,862	9,626	10,289
Mississippi Total	7,588	10,376	21,578	25,120

Louisiana
Lakes Charles	5,467	7,676	16,154	18,222

Missouri
Kansas City	2,658	2,301	6,277	6,011
Boonville	5,995	6,184	12,343	12,797
Caruthersville (2)	1,246	1,809	2,949	2,927
Missouri Total	9,899	10,294	21,569	21,735

Iowa
Bettendorf	7,945	7,040	17,514	14,752
Davenport	4,309	2,637	7,509	6,203
Marquette	2,267	2,067	4,687	4,825
Waterloo (2)	5,589	3,761	11,722	3,481
Iowa Total	20,110	15,505	41,432	29,261

Colorado
Black Hawk/Colorado Central Station	7,919	14,035	17,327	27,911

Florida
Pompano (2)	(224)	2,844	2,006	2,238

International
Blue Chip	(195)	(433)	(307)	(409)
Coventry (2)	(802)	(4,146)	(2,326)	(8,255)
Our Lucaya	(918)	(897)	(1,074)	(956)
International Total	(1,915)	(5,476)	(3,707)	(9,620)

Total Property EBITDA(1)	48,844	55,254	116,359	114,867

Corporate, Development and Other(3)(4)	(13,161)	(17,680)	(29,298)	(28,690)

Minority Interest	—	(2,046)	—	(3,973)

Total EBITDA(1)	$35,683	$35,528	$87,061	$82,204

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA

(unaudited, in thousands)

	Three Months Ended October 26, 2008			Three Months Ended October 28, 2007
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA	Income	Amortization	EBITDA
Mississippi
Biloxi	$(3,093)	$4,426	$1,333	$(1,724)	$4,691	$2,967
Natchez	1,925	804	2,729	1,612	935	2,547
Lula	1,404	2,122	3,526	1,583	3,279	4,862
Mississippi Total	236	7,352	7,588	1,471	8,905	10,376

Louisiana
Lakes Charles	2,320	3,147	5,467	3,855	3,821	7,676

Missouri
Kansas City	1,503	1,155	2,658	827	1,474	2,301
Boonville	4,776	1,219	5,995	4,911	1,273	6,184
Caruthersville (2)	58	1,188	1,246	1,130	679	1,809
Missouri Total	6,337	3,562	9,899	6,868	3,426	10,294

Iowa
Bettendorf	5,698	2,247	7,945	4,655	2,385	7,040
Davenport	3,249	1,060	4,309	1,345	1,292	2,637
Marquette	1,583	684	2,267	1,318	749	2,067
Waterloo (2)	2,686	2,903	5,589	997	2,764	3,761
Iowa Total	13,216	6,894	20,110	8,315	7,190	15,505

Colorado
Black Hawk/Colorado Central Station	3,432	4,487	7,919	10,038	3,997	14,035

Florida
Pompano (2)	(4,395)	4,171	(224)	(1,161)	4,005	2,844

International
Blue Chip	(267)	72	(195)	(560)	127	(433)
Coventry (2)	(2,063)	1,261	(802)	(6,058)	1,912	(4,146)
Our Lucaya	(922)	4	(918)	(899)	2	(897)
International Total	(3,252)	1,337	(1,915)	(7,517)	2,041	(5,476)

Total Properties	17,894	30,950	48,844	21,869	33,385	55,254

Corporate, Development and Other (3)(4)	(14,479)	1,318	(13,161)	(19,565)	1,885	(17,680)
Minority Interest			—			(2,046)
	$3,415	$32,268	$35,683	$2,304	$35,270	$35,528

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA

(unaudited, in thousands)

	Six Months Ended October 26, 2008			Six Months Ended October 28, 2007
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA	Income	Amortization	EBITDA
Mississippi
Biloxi	$(2,731)	$8,976	$6,245	$(216)	$9,476	$9,260
Natchez	4,018	1,689	5,707	3,676	1,895	5,571
Lula	5,252	4,374	9,626	4,175	6,114	10,289
Mississippi Total	6,539	15,039	21,578	7,635	17,485	25,120

Louisiana
Lakes Charles	9,709	6,445	16,154	10,526	7,696	18,222

Missouri
Kansas City	3,858	2,419	6,277	3,243	2,768	6,011
Boonville	9,914	2,429	12,343	10,296	2,501	12,797
Caruthersville (2)	630	2,319	2,949	1,956	971	2,927
Missouri Total	14,402	7,167	21,569	15,495	6,240	21,735

Iowa
Bettendorf	12,967	4,547	17,514	9,883	4,869	14,752
Davenport	5,322	2,187	7,509	3,562	2,641	6,203
Marquette	3,311	1,376	4,687	3,259	1,566	4,825
Waterloo (2)	6,004	5,718	11,722	(225)	3,706	3,481
Iowa Total	27,604	13,828	41,432	16,479	12,782	29,261

Colorado
Black Hawk/Colorado Central Station	8,352	8,975	17,327	19,943	7,968	27,911

Florida
Pompano (2)	(6,371)	8,377	2,006	(5,615)	7,853	2,238

International
Blue Chip	(477)	170	(307)	(661)	252	(409)
Coventry (2)	(4,662)	2,336	(2,326)	(11,005)	2,750	(8,255)
Our Lucaya	(1,083)	9	(1,074)	(958)	2	(956)
International Total	(6,222)	2,515	(3,707)	(12,624)	3,004	(9,620)

Total Properties	54,013	62,346	116,359	51,839	63,028	114,867

Corporate, Development and Other (3)(4)	(31,959)	2,661	(29,298)	(31,489)	2,799	(28,690)
Minority Interest			—			(3,973)
	$22,054	$65,007	$87,061	$20,350	$65,827	$82,204

1.             EBITDA is “earnings before interest and other non-operating income (expense), income taxes, and depreciation and amortization.”  EBITDA is presented after consideration of minority interest.  “Property EBITDA” is EBITDA before Corporate and development expenses and minority interest.  EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses EBITDA and Property EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  A reconciliation of EBITDA and Property EBITDA to operating income is included in the financial schedules accompanying this release. A reconciliation of EBITDA to the Company’s net income (loss) is shown below (in thousands).

	Three Months Ended		Six Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007

EBITDA	$35,683	$35,528	$87,061	$82,204
(Add)/deduct:
Depreciation and amortization	32,268	35,270	65,007	65,827
Interest expense:
Interest expense, net	24,338	28,036	48,437	52,756
Loss on early extinguishment of debt	—	11,468	—	13,660
Income tax provision (benefit)	(7,423)	(14,611)	(9,257)	(18,289)
Net income (loss)	$(13,500)	$(24,635)	$(17,126)	$(31,750)

Certain of our debt agreements use “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants.  Adjusted EBITDA differs from EBITDA as Adjusted EBITDA includes add back of items such as pre-opening expenses, certain write-offs and valuation expenses, and stock compensation expense.  Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filing with the Securities and Exchange Commission.

2.             During 2007, we opened or acquired new properties as follows:

Property	Date

Pompano	April 2007
Caruthersville	June 2007
Waterloo	June 2007
Coventry	July 2007

Our operating results reflect the impact of these openings as well as the incurrence of pre-opening costs for the three and six months ended October 26, 2007 as follows:

	Pre-Opening Expenses
	October 28, 2007
Property	Three Months Ended	Six Months Ended
Pompano	$—	$307
Waterloo	324	3,348
Coventry	—	2,802

3.             Total consolidated stock compensation expense including corporate and properties for the three and six months ended October 26, 2008 and October 28, 2007 was $3.8 million, $6.5 million, $2.9 million, and $3.8 million respectively, of which, $2.8 million, $4.8 million, $2.5 million, and $3.2 million were included in corporate and development expense, respectively.

4.             Write-offs and other charges for the six months ended October 26, 2008 reflect a charge for $6.0 million relating the termination of an agreement for the potential development of a casino project in the Portland, Oregon area. As a part of this termination agreement reached during the six months ended October 26, 2008, we agreed to terminate our rights under a land option and to pay a termination fee. As a result of this termination, we recorded a $6.0 million charge consisting of a write-off of $5.0 million representing our previously capitalized rights under the land option and $1.0 million termination fee.  For the three and six months ended October 28, 2007, write-offs and other charges reflected a $6.5 million for the termination of a lease to develop a new casino in West Harrison County, Mississippi and the write-off of construction projects in Davenport, Iowa, and Kansas City, Missouri.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville, Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

Forward-Looking Statements

This press release may contain forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing and other regulatory conditions, the economy, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition and results of operations is included in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the most recently ended fiscal year.  This and other information is available through the Securities and Exchange Commission at www.sec.gov, or through the Company’s website, www.islecorp.com.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director of Corporate Communication-314.813.9368